UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 Form 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	August 22, 2003
Exact name of registrant as specified in its charter	Richardson Electronics, Ltd.
State or other jurisdiction of incorporation	Delaware
Commission file Number	0-12906
IRS Employer Identification No.	36-2096643
Address of principal executive office	40W267 Keslinger Road, P. O. Box 393, La Fox, IL
Zip Code	60147-0393
Registrant's telephone number, including area code	630-208-2386

This Current Report on Form 8-K contains a total of 1 page.

Item 4. Changes in Registrant's Certifying Accountants

On August 22, 2003, Richardson Electronics, Ltd. (the "Company") engaged KPMG LLP as its principal accountants for the fiscal year ending May 31, 2004, and chose not to renew the engagement of Ernst & Young LLP ("Ernst & Young"). The decision to change accountants was made by the audit committee of the board of directors and the board.

During the two fiscal years ended May 31, 2003, there were no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young's satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Ernst & Young's reports on the Company's consolidated financial statements for the years ended May 31, 2003 and 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

The Company provided Ernst & Young with a copy of the above statements and requested a letter addressed to the Securities and Exchange Commission stating whether or not it agreed with the above statements. A copy of the letter is attached as Exhibit 16.1 to this Form 8-K.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits

C.   Exhibits.

16.1      Letter of Ernst & Young LLP regarding change in certifying accountant.   E
99.1       Press Release date August 22, 2003                                                   E

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of "engineered solutions," serving the RF and wireless communications, industrial power conversion, security and display systems markets.  The Company delivers engineered solutions for its customers' needs through product manufacturing, systems integration, prototype design and assembly, testing and logistics.  Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.